Exhibit 99.1

CSX Announces Record First Quarter Results

Year-Over-Year Highlights:

•	Operating income improves 11 percent to $856 million

•	Operating ratio improves 140 basis points to 71.1 percent

•	Earnings per share increases 23 percent to $0.43 per share

JACKSONVILLE, Fla. - April 17, 2012 - CSX Corporation (NYSE: CSX) today announced first quarter net earnings of $449 million, or $0.43 per share, versus $395 million, or $0.35 per share, in the same period last year. This represents a 23 percent year-over-year improvement in earnings per share.

“CSX is off to a fast start in a year that will be dynamic and challenging,” said Michael J. Ward, chairman, president and chief executive officer. “A significant majority of our transportation markets are performing very well and our operations are delivering excellent results.”

Revenue in the quarter improved 6 percent from the prior year to nearly $3 billion, driven by increased volume, pricing gains and fuel recovery. Overall volume was up 1 percent in the quarter when compared to the same period last year. Increased shipments in merchandise and intermodal more than offset declines in the company's coal business.

The higher revenue coupled with the company's focus on service, productivity and cost control drove an 11 percent increase in operating income to a first quarter record $856 million and a record first quarter operating ratio of 71.1 percent, a 140 basis point improvement year-over-year.

“Although utility coal-related headwinds are likely to be stronger in the second quarter, CSX remains on track to achieve year-over-year earnings growth in 2012,” said Ward.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Quarterly Financial Report available on the company's website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

CSX executives will conduct a quarterly earnings conference call with the investment community on April 18, 2012, at 8:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 1-773-756-0199). Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

CSX Corporation, based in Jacksonville, Fla., is one of the nation's leading transportation companies, providing rail, intermodal and rail-to-truck transload services. The company's transportation network spans approximately 21,000 miles, with service to 23 eastern states, the District of Columbia and two Canadian provinces. CSX's network connects more than 240 short line railroads and more than 70 ocean, river, and lake ports. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://www.facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.